UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)                              May 13, 2005

EQUITABLE RESOURCES, INC.

(Exact name of registrant as specified in its charter)

PENNSYLVANIA	1-3551	25-0464690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Oxford Centre, Suite 3300, 301 Grant Street, Pittsburgh, Pennsylvania		15219
(Address of Principal Executive Offices		(Zip Code)

Registrant’s telephone number, including area code     (412) 553-5700

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01              Regulation FD Disclosure

Equitable Resources, Inc. announced that on May 13, 2005 it terminated the three variable share forward transactions entered into in July 2004 with respect to an aggregate of 6.0 million shares of common stock of Kerr-McGee Corporation (KMG).  In connection with the termination, Equitable incurred an aggregate termination cost of $95.8 million and sold an aggregate of 4.3 million KMG shares to its three counterparties at an average price of $75.43 per share to cover their respective hedged positions. Equitable received $227 million in pre-tax net proceeds from sale of the KMG shares net of the aggregate termination cost of the variable share forward transactions.

Equitable unconditionally tendered its remaining 1.7 million KMG shares at $85.00 per share to Kerr-McGee in connection with Kerr-McGee’s Dutch auction tender offer to purchase its own shares that ended at midnight May 18, 2005. On May 24, 2005, Kerr-McGee announced the final proration factor for the tender offer of approximately 33.64% and a purchase price of $85 per share.  Accordingly, as a result of its tender of shares, Equitable expects to receive approximately $49 million in pre-tax proceeds on the sale of approximately 0.6 million shares and will thereafter, hold approximately 1.1 million KMG shares which will be held for sale.   Equitable expects to use the proceeds of the sale of its KMG shares for general corporate purposes.

Disclosures in this Form 8-K contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended.  A variety of factors could cause the Company’s actual results to differ materially from the anticipated results or other expectations expressed in these forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EQUITABLE RESOURCES, INC.
(Registrant)

	By	/s/ Philip P. Conti
Philip P. Conti
Vice President,
Chief Financial Officer and
Treasurer

Date: May 24, 2005